Exhibit 3.1

Amendment No. 1 to the Amended and Restated Bylaws

of

INTAC INTERNATIONAL, INC.

Section 3.2 of the Bylaws is hereby amended and restated to read in its entirety as follows:

3.2                                 Number, Election And Tenure

The number of directors that shall constitute the entire Board of Directors shall not be less than one (1) nor more than fifteen (15).  Within the limits specified herein and except as otherwise specified in the Articles of Incorporation, the number of directors shall be determined by a resolution of the Board of Directors.  The directors shall be elected at the annual meeting of the shareholders, except as provided in the Articles of Incorporation or Section 3.3 of these Bylaws, and each director elected shall hold office for the term for which he is elected or until his earlier resignation, removal, retirement or death.  Any director may resign at any time upon written notice to the Company.  Directors need not be shareholders of the Company, citizens of the United States or residents of the State of Nevada.

Section 3.5 of the Bylaws is hereby amended and restated to read in its entirety as follows:

3.5                                 Notice

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.  A special meeting of the Board of Directors may be called by the Chairman of the Board, the President, the Secretary or on the written request of any two directors.  Notice of each special meeting of the Board of Directors, specifying the place, day and hour of the meeting, shall be given in the manner prescribed in Article 4 and in this Section 3.5, either personally or as hereinafter provided, to each director at least (i) 24 hours before the meeting if such notice is delivered personally or by means of telephone, courier or telecopy; (ii) two (2) days before the meeting if such notice is delivered by a recognized express delivery service; and (iii) ten (10) days before the meeting if such notice is delivered by first class mail.  Neither the business to be transacted at, nor the purpose of any meeting of the Board of Directors, need be specified in the notice of the meeting.

The foregoing amendments were duly adopted by the Board of Directors on August 28, 2005 in accordance with Section 8 of the Bylaws.